Public Relations:	Investor Relations:
Matt Buckley RSA Security Inc. (781) 515-6212 mbuckley@rsasecurity.com	Jerry Sisitsky RSA Security Inc. (781) 515-6065 jsisitsky@rsasecurity.com

For Immediate Release

RSA Security to Acquire Cyota; Creates Leading Provider of Layered Authentication Solutions

Transaction Gives RSA Security the Broadest Portfolio of Software & Services Available to
Protect Online Identities and Transactions

Company Restructures Engineering Resources; Reaffirms Fourth Quarter Guidance; Announces Executive
Changes

Company to Hold Conference Call at 9:00 a.m. ET

BEDFORD, Mass., December 5, 2005 — RSA Security Inc. (NASDAQ: RSAS) today announced that it has signed a definitive agreement to acquire Cyota, Inc. A privately-held company based in New York City, Cyota delivers online security and anti-fraud solutions to thousands of financial institutions worldwide. RSA Security is purchasing Cyota for total consideration of approximately $145 million, comprised of up to $136 million in cash for all of the outstanding capital stock of Cyota, $5.5 million in cash to fund a three-year retention pool and at least $3.5 million for the assumption of all outstanding Cyota stock options.

The transaction is expected to close within 30 days, subject to any necessary regulatory approvals and customary closing conditions. RSA Security expects this transaction to add approximately $22 million to $25 million in revenue in 2006 and that it will be accretive to earnings for the second half of 2006.

“Today, RSA Security is the leader in protecting online identities and digital assets. Through our combination with Cyota, RSA Security will become the leader in the protection of consumer identities and remote transactions,” said Art Coviello, president and CEO of RSA Security. “Our customers will benefit from enhanced flexibility, and consumers will also be able to enjoy – through their account providers – access to strong authentication and transaction protection solutions that fit their lifestyles and security needs.”

With the acquisition of Cyota, RSA Security is extending its leadership position in authentication by expanding its portfolio with new products and services. RSA Security expects to be first-to-market with a risk-based layered authentication approach. This approach will allow customers to choose from a range of authentication techniques – from life questions, watermarking and anomaly detection to digital certificates, tokens and smart cards – depending on the risks posed and desired convenience. Additionally, RSA Security believes that the acquisition will enable the Company to establish itself as a strategic hub for the consumer marketplace, providing the ability to authenticate and protect all aspects of online banking and e-commerce: end-users, merchants and transactions.

Mr. Coviello continued: “Importantly, Cyota shares our culture of innovation and dedication to customer service. Today’s agreement will enable us to jointly drive continued innovation and to build shareholder value over the long-term.”

In addition to expanding RSA Security’s authentication offerings, Cyota’s technologies are opening up new market opportunities for the Company by adding anti-fraud and transaction protection services to the portfolio. These include: an anti-phishing service that provides 24x7 detection of phishing attacks, alerts to customers and fraudulent site shut-down; a transaction protection service that authenticates online credit card users and supports initiatives such as Verified by Visa sm, MasterCard SecurCode® and JCB J/Secure®; Cyota’s risk-analytics techniques to identify fraudulent activity in accounts; and Cyota’s eFraudNetwork, a recognized leading cross-bank collaborative online fraud network.

“We are excited to join forces with RSA Security, a world leader in security,” said Naftali Bennett, CEO and co-founder of Cyota. “I am confident that Cyota’s people will continue to display the same kind of enthusiasm, rapid innovation and devoted customer service that has been our trademark in this industry.”

RSA Security was advised on the acquisition by America’s Growth Capital.

Restructuring of Engineering Resources
RSA Security also announced today that it will be restructuring its engineering resources into four core locations around the world. Under the plan, which the Company expects will bring greater cost efficiencies to the group and closer coordination to engineering projects, approximately 120 positions will be relocated. All engineering currently based in the Company’s offices in Vancouver, San Mateo (California) and New York City will be relocated to Bedford (Massachusetts) or to expanded operations in India and Brisbane, Australia. These transitions will be conducted in phases, with an expected completion date of December 2006. Cyota’s research and development center in Herzelia, Israel will be unaffected under the plan.

As part of these restructuring activities, the Company anticipates taking a total restructuring charge in the range of $10 million to $14 million. The Company will begin incurring these charges in the fourth quarter of 2005, continuing through the fourth quarter of 2006. These charges are primarily related to facilities and headcount reductions associated with relocating engineering resources. The Company expects annualized costs savings of $4 million to $6 million as a result of these restructuring actions. Due to the phased nature of the headcount changes, the Company does not expect to begin realizing the full benefit of these restructuring activities until the fourth quarter of 2006.

Financial Update
Based on the Company’s performance to-date in the fourth quarter and current business conditions, RSA Security is reaffirming its previously stated guidance for the fourth quarter of 2005. The current guidance reflects the Company’s plan to build both backlog and deferred revenue in the fourth quarter. This guidance for the fourth quarter of 2005 is only current as of today, Monday, December 5, 2005, and the Company undertakes no obligation to update its estimates.

The Company currently expects fourth quarter revenue in the range of $78 million to $82 million, and non-GAAP diluted earnings per share in the range of $0.15 to $0.19. Of the total aforementioned restructuring charges, the fourth quarter charge is anticipated to be in the range of $3 million to $6 million. This restructuring charge will result in a reduction in the company’s earnings per share in the range of $0.03 to $0.06. The company anticipates GAAP diluted earnings per share in the range of $0.09 to $0.16. The Company is providing non-GAAP financial measures to ensure that its current financial guidance can be accurately reconciled to its previously provided financial guidance. Non-GAAP earnings per share, plus the expected per share restructuring charges, allow for a reconciliation to GAAP earnings per share.

Executive Changes
The Company also announced today that its current Chief Financial Officer Jeff Glidden has resigned to pursue an investment and employment opportunity with a closely-held private venture outside the security space. The Company has begun the process of identifying candidates for the CFO position. Art Coviello – who served as CFO prior to his current role as president and CEO – has assumed the duties of CFO until a replacement is named.

“It has been my privilege to serve on the management team at RSA Security and my decision to leave was not an easy one,” said Mr. Glidden. “I leave the Company with a strong balance sheet, profitable operations and solid financial controls in place. I believe today’s acquisition represents a good strategic decision and RSA Security is poised to continue to grow its leadership position in protecting online identities and digital assets.”

The Company also announced that Robert P. Nault has been hired as the Company’s senior vice president and general counsel, effective January 1, 2006. Mr. Nault has over 17 years of experience in corporate and securities law, and most recently served as general counsel to both Med-i-Bank, Inc. and ON Technology Corporation. Mr. Nault began his career at Wilmer Cutler Pickering Hale and Dorr LLP (formerly Hale and Dorr LLP) where he was an associate and junior partner in the corporate department. He takes over from Margaret Seif, RSA Security’s general counsel, who will leave the company at the end of the year and is working with Mr. Nault on the transition.

Mr. Coviello added, “On behalf of the Board of Directors, RSA Security employees, customers and shareholders, I want to personally thank Jeff and Marnie for their contributions to the Company and wish them both the best of luck in their future endeavors.”

Conference Call and Web Cast Information
RSA Security will host a conference call today at 9:00 a.m. ET. A live web cast of this conference call will be available on the “Investor” page of the Company’s website: www.rsasecurity.com. To access this call by telephone, dial (800) 810-0924 or (913) 981-4900. A replay will be available through midnight on December 12 at (719) 457-0820 or (888) 203-1112. Both live and replay numbers have a pass code of 2470044.

About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the Company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online – and what they can do.

With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve approximately 19,000 customers around the globe and interoperate with more than 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com

This press release contains forward-looking statements regarding RSA Security’s proposed acquisition of Cyota, Inc., the restructuring of the Company’s engineering resources and its financial performance for the fourth quarter of 2005. These statements involve a number of risks and uncertainties, and include forward-looking statements about the anticipated timing for closing of the transaction, the benefits and synergies of the transaction, the expected future business and financial performance of the combined company following the transaction and the expected impact of the restructuring of engineering resources on RSA Security’s financial performance. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are the ability to consummate the proposed acquisition of Cyota, the receipt of any required regulatory approvals in connection with the transaction, the ability of RSA Security to successfully integrate Cyota’s employees and operations, the ability to realize anticipated synergies and cost savings as a result of the transaction, material adverse changes in the financial condition or operations of Cyota, the ability of RSA Security to successfully implement its restructuring of engineering resources in the manner and within the timeframe contemplated, general economic conditions, including the global economy, changes in our operating expenses, the long and unpredictable nature of the sales cycle for some of our products, the timing of the introduction or enhancement of our products and our competitors’ and strategic partners’ products, changes in product pricing, including changes in competitors’ pricing policies, development and performance of our direct and indirect distribution channels, delays in product development, competitive pressures, changes in customer and market requirements and standards, market acceptance of new products and technologies, technological changes in the computer industry, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 14, 2005 and its Quarterly Report on Form 10-Q filed on November 7, 2005.

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